Exhibit 99.1

Hercules Offshore Announces First Quarter 2006 Earnings

HOUSTON, May 1 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO), today reported net income of $30.9 million, or $0.98 per diluted share, on operating revenues of $56.1 million for the first quarter of 2006, compared to net income of $11.4 million, or $0.48 per diluted share, on operating revenues of $34.1 million for the first quarter of 2005. The results for the first quarter of 2006 include a gain of $18.6 million ($0.59 per diluted share), net of tax of $11.0 million, related to the settlement of the Company’s insurance claim on the loss of Rig 25 in Hurricane Katrina. Excluding the effect of this item, net income was $12.3 million, or $0.39 per diluted share.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore, Inc., commented on the outlook: “Looking forward, we expect continued positive earnings momentum throughout 2006, driven not only by the strong backlog of work for both our liftboats and jackups, but also because of increased operating days stemming from our acquisitions completed during 2005 and 2006 and the return to work of equipment that was in the shipyard during the first quarter. We will continue to focus our growth strategy on acquiring complementary assets and on expanding our international operations.”

Contract Drilling Services Highlights

During the first quarter of 2006, revenues from Contract Drilling Services were $27.0 million, compared to revenues of $24.9 million in the first quarter of 2005. Operating income increased to $12.4 million in the first quarter of 2006 from $11.2 million in the first quarter of 2005 despite the fact that operating days declined to 382 from 610 days in the respective periods. Operating days declined primarily as a result of the loss of Rig 25, which was severely damaged during Hurricane Katrina, and shipyard time for repairs to Rigs 15 and 21 and for an upgrade to Rig 22. These three rigs are now all back under contract. The average daily revenue per rig in the segment increased to $70,673 in the first quarter of 2006, compared to $40,883 in the first quarter of 2005.

During the first quarter of 2006, the Company reached a settlement with its insurance underwriters for the loss of Rig 25. A gain of $29.6 million was recognized in March 2006 related to the insurance claim. The gain represents the gross proceeds expected to be received of $50.0 million, less the rig book value of $20.1 million and less $0.3 million in items related to the salvage operation not expected to be reimbursed by the Company’s insurance carriers. In addition, the gross proceeds will be reduced by the $1.3 million salvage value of the rig. The Company will retain title to the rig, and intends to remove usable materials and equipment to be used on its other rigs and to sell the remaining material for scrap.

Domestic Marine Services Highlights

Domestic Marine Services revenues were $25.6 million in the first quarter of 2006, up from $9.2 million in the first quarter of 2005. Operating income increased to $11.7 million in the first quarter of 2006 from $3.0 million in the first quarter of 2005. The average daily revenue per liftboat increased to $8,981 in the first quarter of 2006 from $6,311 in the first quarter of 2005. Utilization for the Company’s domestic liftboats increased to 82.4% in the first quarter of 2006 from 73.3% in the first quarter of 2005.

International Marine Services Highlights

The Company’s International Marine Services segment was created in the fourth quarter of 2005 in connection with the acquisition of four liftboats operating offshore Nigeria in November 2005. International Marine Services revenues were $3.5 million in the first quarter of 2006 and operating income was $0.9 million. The average daily revenue per liftboat was $9,913 in the first quarter of 2006 and utilization was 99.0%.

Update on Recent Events

During the first quarter of 2006, the Company entered into letters of intent to contract its drilling rigs Rig 16 and Rig 31 for work offshore Qatar and India, respectively. Under the letter of intent for Rig 16, the dayrate would escalate from a rate of $49,500, which would apply from the date of the customer’s acceptance of the rig to May 31, 2006. From June 1, 2006 until the end of the two year contract term, the dayrate would be $69,500. The Company signed a definitive drilling contract in April 2006 for Rig 16 for the terms agreed to in the letter of intent. Under the letter of intent for Rig 31, the drilling contract, if completed, would cover the drilling of seven wells with five one-well options, and would commence in September 2006. The dayrate under the contract would be $110,000 for the first well and $140,000 for each additional well. The letter of intent for Rig 31 is conditioned upon, among other things, the completion of a definitive drilling contract.

On April 3, 2006 the Company agreed to acquire five liftboats form Laborde Marine Lifts, Inc. The Company agreed to assume construction of an additional liftboat pursuant to a construction agreement to be assigned to the Company by Laborde at the closing. The total purchase price to be paid in connection with the transaction is $52.0 million. The purchase price will be reduced by the total amount remaining due under the construction agreement as of the closing date. The Company expects to close the transaction in the second quarter of 2006.

The Company completed a public offering of 9,200,000 shares of common stock at $36.00 per share in April 2006. The Company issued 1,600,000 shares of common stock, while the remaining 7,600,000 shares were sold by certain selling stockholders. The Company received approximately $54.3 million of proceeds from the offering, net of underwriter discounts and commissions and estimated expenses. The Company plans to use the net proceeds from the 1,600,000 shares it sold for general corporate purposes, which may include the acquisition and refurbishment of rigs and liftboats.

Headquartered in Houston, Hercules Offshore, Inc. owns a fleet of nine jackup drilling rigs and 46 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

The Company is providing net income before the gain on the insurance settlement of Rig 25 because management believes that this measure better reflects the normal operations of the Company as it excludes a significant gain realized on the loss of a rig in a recent hurricane.

For more information, please visit our website at www.herculesoffshore.com.

Conference	Call Information

Hercules will conduct a conference call at 10:00 a.m. CDT on Monday, May 1, 2006 to discuss its first quarter 2006 financial results. The conference call will also be broadcast live via the Internet at www.herculesoffshore.com. To participate in the conference call by telephone, please call, 10 minutes prior to the scheduled start time, one of the following telephone numbers:

866-770-7051 (Domestic)

617-213-8064 (International)

The access or confirmation code is 20955873.

A replay of the conference call will be available by telephone on Monday, May 1, 2006 beginning at 11:00 a.m. CDT (12:00 p.m. EDT), through Monday, May 8, 2006. The phone number for the conference call replay is (888)286-8010 or internationally (617)801-6888. The access code is 78804693. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 28 days after the conference call.

The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules’ most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. Hercules cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact	Information:

Stephen M. Butz

Director of Corporate Development

Hercules Offshore, Inc.

713-979-9832

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,915	$47,575
Accounts receivable, net	39,922	38,484
Deposits	51	33
Assets held for sale	2,040	2,040
Insurance claims receivable	62,038	5,919
Prepaid expenses and other	5,537	6,160

Total current assets	124,503	100,211

PROPERTY AND EQUIPMENT, net	267,701	247,443
OTHER ASSETS	8,799	7,171

Total assets	$401,003	$354,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,400	$1,400
Accounts payable	10,293	13,281
Accrued liabilities	11,602	11,165
Taxes payable	5,609	122
Interest payable	1,824	1,759
Other liabilities	604	2,401

Total current liabilities	31,332	30,128

LONG-TERM DEBT, net of current portion	92,900	93,250
DEFERRED INCOME TAXES	28,800	15,504

STOCKHOLDERS’ EQUITY	247,971	215,943

Total liabilities and stockholders’ equity	$401,003	$354,825

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
REVENUES
Contract drilling services	$26,997	$24,891
Marine services	29,136	9,164

	56,133	34,055

COSTS AND EXPENSES
Operating expenses for contract drilling services, excluding depreciation and amortization	11,107	11,241
Operating expenses for marine services, excluding depreciation and amortization	10,829	4,580
Depreciation and amortization	5,934	2,462
General and administrative, excluding depreciation and amortization	6,586	2,201

	34,456	20,484

OPERATING INCOME	21,677	13,571

OTHER INCOME (EXPENSE)
Interest expense	(2,086)	(2,303)
Gain on disposal of asset	29,580	—
Other, net	303	134

INCOME BEFORE INCOME TAXES	49,474	11,402
INCOME TAX PROVISION
Current income tax	(5,487)	—
Deferred income tax	(13,075)	—

NET INCOME	$30,912	$11,402

EARNINGS PER SHARE:
Basic	$1.02	$0.48
Diluted	$0.98	$0.48
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,248,680	23,718,108
Diluted	31,423,782	23,718,108

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$30,912	$11,402
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,934	2,462
Stock based compensation expense	703	—
Deferred income taxes	13,075	—
Amortization of deferred financing fees	160	246
Gain on disposal of asset	(29,580)	—
(Increase) decrease in operating assets
Increase in accounts receivable	(1,438)	(9,387)
Increase in insurance claims receivable	(7,673)	—
(Increase) decrease in prepaid expenses and other	(2)	853
Increase (decrease) in operating liabilities
Decrease in accounts payable	(2,988)	(57)
Increase in other current liabilities	9,721	1,541
Decrease in other liabilities	(1,797)	(512)

Net cash provided by operating activities	17,027	6,548
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(42,690)	(42,326)
Deferred drydocking expenditures	(2,704)	(623)
Decrease (increase) in deposits	(18)	2,000

Net cash used in investing activities	(45,412)	(40,949)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	25,000
Payment of debt	(350)	—
Payment of debt issuance costs	(193)	(841)
(Distributions to) contributions from members	(3,732)	4,329

Net cash (used in) provided by financing activities	(4,275)	28,488

NET DECREASE IN CASH AND CASH EQUIVALENTS	(32,660)	(5,913)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	47,575	14,460

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,915	$8,547

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in thousands, except per day amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Contract Drilling Services Segment:
Number of rigs (as of end of period)	9	7
Operating days	382	610
Available days	450	614
Utilization (1)	84.9%	99.3%
Average revenue per rig per day (2)	$70,673	$40,833
Average operating expense per rig per day (3)	$24,682	$18,309
Revenues	$26,997	$24,891
Operating expenses, excluding depreciation and amortization	$11,107	$11,241
Depreciation and amortization	$1,652	$1,292
General and administrative expenses, excluding depreciation and amortization (4)	$1,821	$1,183
Operating income	$12,417	$11,175

Domestic Marine Services Segment:
Number of liftboats (as of end of period)	42	22
Operating days	2,850	1,452
Available days	3,458	1,980
Utilization (1)	82.4%	73.3%
Average revenue per liftboat per day (2)	$8,981	$6,311
Average operating expense per liftboat per day (3)	$2,659	$2,313
Revenues	$25,597	$9,164
Operating expenses, excluding depreciation and amortization	$9,193	$4,580
Depreciation and amortization	$3,978	$1,167
General and administrative expenses, excluding depreciation and amortization	$745	$441
Operating income	$11,681	$2,976

International Marine Services Segment:
Number of liftboats (as of end of period)	4	—
Operating days	357	—
Available days	360	—
Utilization (1)	99.0%	—
Average revenue per liftboat per day (2)	$9,913	—
Average operating expense per liftboat per day (3)	$4,544	—
Revenues	$3,539	—
Operating expenses, excluding depreciation and amortization	$1,636	—
Depreciation and amortization	$279	—
General and administrative expenses, excluding depreciation and amortization	$761	—
Operating income	$863	—

Total Company:
Revenues	$56,133	$34,055
Operating expenses, excluding depreciation and amortization	$21,936	$15,821
Depreciation and amortization	$5,934	$2,462
General and administrative expenses, excluding depreciation and amortization	$6,586	$2,201
Operating income	$21,677	$13,571
Interest expense	$2,086	$2,303
Gain on disposal of asset	$29,580	$—
Other income	$303	$134
Income before income taxes	$49,474	$11,402
Income tax expense	$18,562	$—
Net income	$30,912	$11,402

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, which included Rig 16, Rig 21, Rig 26 and Rig 31, or cold-stacked units, which included three of our liftboats, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.
(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.
(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract.
(4)	Effective with our first quarter 2006 Form 10-Q, we will report two Contract Drilling Services segments, Domestic and International. Our International Contract Drilling Services segment is comprised of three jackup drilling rigs undergoing refurbishment and upgrade that were not generating revenue as of March 31, 2006. Our International Contract Drilling Services segment incurred $30,390 of general and administrative expense, excluding depreciation and amortization, in the first quarter of 2006.